UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 4, 2005 (January 31, 2005)

LOUDEYE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1130 Rainier Avenue South Seattle, Washington (Address of Principal Executive Offices)	98144 Zip Code

(206) 832-4000

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     As announced on February 1, 2005, and disclosed in a current report on Form 8-K filed by us on that date, effective January 31, 2005, Michael A. Brochu became our president and chief executive officer. Mr. Brochu remains on our board of directors; however, as a result of his change of status to an employee, he is no longer considered an independent director for purposes of applicable listing standards of The Nasdaq Stock Market. As a result, Mr. Brochu is no longer a member of any committees of our board of directors, including our audit committee. On February 2, 2005, we received a notice from The Nasdaq Stock Market that we no longer comply with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Marketplace Rule 4350, which include that our board must consist of a majority of independent directors and we must have at least three independent directors on our audit committee. Consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), we have a cure period until the earlier of our next annual meeting of stockholders or January 31, 2006, in order to regain compliance. In the event we do not regain compliance within this period, the Nasdaq Stock Market has informed us that the Staff of the Nasdaq Stock Market will provide us with a written notification that our shares will be delisted and, at that time, we may appeal such determination to delist to a Nasdaq Listings Qualifications Panel. We are currently conducting a search process to identify a qualified individual to join our board of directors and certain committees of our board of directors, including our audit committee, in order to regain compliance with these requirements.

Item 3.02 Unregistered Sales of Equity Securities.

     In June 2004, we acquired On Demand Distribution Limited, or OD2, one of the largest digital music providers in Europe. In connection with this acquisition, on January 31, 2005, we were obligated to pay approximately £4.7 million (approximately $9.0 million based on exchange rates as of January 31, 2005) as deferred consideration to former OD2 shareholders. We may elect to pay amounts owing to former OD2 shareholders either in cash or stock. Our board of directors decided to satisfy our January 31, 2005 payment obligation in shares of our common stock. The number of shares issued to satisfy this payment obligation was based upon the volume weighted average share price of our common stock on the Nasdaq SmallCap Market for the 90-day period prior to January 31, 2005. Accordingly, we issued 4,667,608 shares of our common stock on January 31, 2005 to former OD2 shareholders, 693,402 of which are being held in escrow by us pursuant to the terms of the OD2 transaction. These shares represented approximately 4.6% of our outstanding capital stock, based on 101,337,155 shares of our common stock outstanding on January 31, 2005, prior to such issuance.

     The securities described above have not been registered and are being issued in reliance upon exemptions from the registration requirements of the Securities Act provided by Regulation S and section 4(2) thereunder. Such securities may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act. We have agreed to use our commercially reasonable efforts to file a registration statement covering resales of these securities within 45 days of issuance.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.

Dated: February 4, 2005	By:	/s/ Lawrence J. Madden
Lawrence J. Madden
Executive Vice President and Chief Financial Officer